UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 14, 2017 (November 7, 2017)

comScore, Inc.

(Exact name of registrant as specified in charter)

Delaware	001–33520	54–1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

(Address of principal executive offices, including zip code)

(703) 438–2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Retirement

On November 14, 2017, comScore, Inc. (the “Company”) announced that Dr. Gian M. Fulgoni, co-founder and Chief Executive Officer (“CEO”) of the Company, accelerated his previously announced retirement date and will now retire as CEO, effective November 13, 2017. The Company previously announced that Dr. Fulgoni would retire on January 31, 2018.

In connection with the acceleration of Dr. Fulgoni’s retirement date, the Company and Dr. Fulgoni entered into an amendment (the “Amendment”), dated as of November 13, 2017, to the Retirement and Transition Services Agreement, dated as of October 24, 2017 (the “Retirement Agreement”). The Amendment specifies that Dr. Fulgoni’s retirement date is November 13, 2017.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is incorporated by reference herein as Exhibit 10.1.

Also as previously disclosed, the Company’s Board of Directors (the “Board”) has established a search committee (the “Search Committee”) to identify a permanent CEO candidate. The Search Committee has retained an executive search firm to assist in the process of identifying and evaluating potential candidates.

Item 8.01	Other Events.

Board and Committee Chair Compensation

On November 7, 2017, after review of market data and consultation with an independent compensation consultant, the Board approved the following director and committee chair compensatory arrangements, each as recommended by the Nominating and Governance Committee of the Board:

•	The issuance to each eligible non-employee director of a number of restricted stock units (“RSUs”) equal to $250,000 divided by the closing market price of the Company’s common stock on November 7, 2017, subject to the Company regaining compliance with its SEC periodic reporting requirements. The RSU awards are intended to serve as compensation for the 2017-2018 Board term and are to fully vest on the earliest of (i) June 30, 2018, (ii) the date of the Company’s 2018 annual meeting of stockholders or (iii) a change in control of the Company (as defined in the relevant award documents at the time of grant). The RSU awards shall be prorated for directors who became members of the Board after July 1, 2017.

•	An increase to the annual cash retainer payable to the chair of the Compensation Committee of the Board from $10,000 to $15,000, effective November 7, 2017 (to be prorated for the remainder of 2017).

•	An increase to the annual cash retainer payable to the chair of the Nominating and Governance Committee of the Board from $7,500 to $10,000, effective November 7, 2017 (to be prorated for the remainder of 2017).

The Board had previously approved a temporary cash stipend of $50,000 per quarter payable to the chair of the Audit Committee of the Board, to remain in place until the Company completes its ongoing audit process and regains compliance with its SEC periodic reporting requirements.

The Nominating and Governance Committee also recommended, and the Board approved, a temporary cash stipend of $33,500 per month payable to the non-executive Chair of the Board, effective November 7, 2017. The stipend temporarily replaces the $120,000 annual cash retainer payable to the non-executive Chair. The Board’s approval of the temporary cash stipend was in consideration of the significant increase in responsibilities, heightened oversight and time commitment required of the non-executive Chair due to the Company’s ongoing audit process, efforts to regain compliance with its SEC periodic reporting requirements and CEO transition. The Board, with input from its independent compensation consultant, intends to re-evaluate the temporary cash stipend following the Company’s completion of the audit process, regaining compliance with its periodic reporting requirements and appointment of a permanent CEO, or as otherwise appropriate.

Press Release

On November 14, 2017, the Company issued a press release announcing Dr. Fulgoni’s retirement, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Retirement and Transition Services Agreement

99.1	Press release dated November 14, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Carol A. DiBattiste
Carol A. DiBattiste
General Counsel & Chief Compliance, Privacy and People Officer

Date: November 14, 2017

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